Exhibit 99.1
SandRidge Energy, Inc. Announces the Appointment of a New Director
Oklahoma City, Oklahoma, December 14, 2007 - SandRidge Energy, Inc. (NYSE: SD) today announced the appointment of Stuart W. Ray as a member of the company’s Board of Directors. The appointment of Mr. Ray increases the size of the board to seven directors.
Mr. Ray has a 37-year background in the finance industry and is currently a Partner at Sonenshine Partners LLC, a boutique investment banking firm. Prior to Sonenshine, Mr. Ray was a Managing Director and Partner at Bankers Trust and Wolfensohn & Co., where he specialized in providing investment banking services to various multinational companies. Mr. Ray will be filling the term that was vacated by N. Malone Mitchell, 3rd.
Tom L. Ward, the company’s Chairman and CEO, said, “We are pleased to have Stuart join the board. He brings a strong finance background and is an excellent complement to our other members. I am positive he will make significant contributions to SandRidge.”
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company, CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, and Oklahoma. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado and the Gulf of Mexico. The company’s Internet address is www.sandridgeenergy.com.